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                                 EXHIBIT 12(A)

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  SALTON, INC.

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
                                                   13 WEEKS
                                                    ENDED
                                                   09/28/02                               YEAR ENDED
(IN THOUSANDS, EXCEPT RATIOS)                    (UNAUDITED)      2002          2001         2000          1999         1998
------------------------------------------------------------------------------------------------------------------------------
Fixed Charges
Interest and amortization of debt issuance
 costs on all indebtedness                         $  9,981    $ 43,357      $  39,043    $  31,102     $ 15,864     $  7,336
Add interest element implicit in rentals                737       3,040          3,724        1,923        1,158          521
                                           -----------------------------------------------------------------------------------
Total fixed charges                                $ 10,718    $ 46,397      $  42,767    $  33,025     $ 17,022     $  7,857
Income
Income before income taxes                         $  5,973    $ 44,541      $  73,846    $ 146,903     $ 53,863     $ 32,186
Add fixed charges                                    10,718      46,367         42,767       33,025       17,022        7,857
                                           -----------------------------------------------------------------------------------
Income before fixed charges and income taxes       $ 16,691    $ 90,908      $ 116,613    $ 179,928     $ 70,885     $ 40,043
                                           ===================================================================================
Ratio of earnings to fixed charges                     1.56        1.96           2.73         5.45         4.16         5.10
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